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                                ChemFirst Inc.
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                     E. I. du Pont de Nemours and Company
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

     The following is the script of a conference call held on July 24, 2002 at 12:00 p.m. (EDT):

OPERATOR: Good afternoon, ladies and gentlemen, and welcome to the DuPont-ChemFirst conference call. At this time, all participants have been placed on a listen-only mode, and the floor will be open for your questions and comments following the presentation.

It is now my pleasure to turn the floor over to your host, Ms. Ann Gualtieri, Vice President of Investor Relations for DuPont. Ma'am, the floor is yours.

ANN GUALTIERI, VICE PRESIDENT INVESTOR RELATIONS, DUPONT: Thank you. Thank you, and welcome to the call. As you know, DuPont and ChemFirst announced yesterday that DuPont has signed a definitive agreement to acquire ChemFirst.

The purpose of this call is to briefly review the strategic rationale for this acquisition and provide an opportunity for clarifying questions from the investment community. With me on the call are Dave Miller, Vice President and General Manager of the DuPont Electronic Technologies business. He's joining us from his office in Research Triangle Park, North Carolina. Jeff Coe, who is Vice President and General Manager of the DuPont Chemical Solutions Enterprise, here in the room with me. And also joining us on the line from Jackson, Mississippi are Kelley Williams, Chairman and CEO of ChemFirst, and Mike Summerford, President and Chief Operating Officer of ChemFirst.

Let me remind you that this call is open to the media and the general public on a listen-only mode. A separate call is scheduled for 12:45 to respond to questions from the media. Members of the investment community who are on DuPont's e-mail list already have a short PowerPoint presentation attached to our notification of this conference call. Others on the call may access the presentation from DuPont's Web site, which is www.dupont.com, and go to the "Investor Center". These slides are supplementary to my remarks. So, if you don't have them in front of you, don't worry about. They're just really for background.

During the course of this conference call, we may make forward-looking statements. All statements that address expectations or projections about the future are forward-looking statements. Although they reflect our current expectations, these statements are not guarantees of future performance, but involve a number of risks. We urge you to review both DuPont and ChemFirst SEC filings for a discussion of some of the factors that could cause actual results to differ materially.

Now, let me start with a description of ChemFirst. As you can see on slide one, ChemFirst comprises three operating units. ChemFirst Electronic Materials and EKC Technologies are leading global suppliers of products used to manufacture semiconductor chips. Taken together, sales for these units were $86 million last year. The third operating unit, First Chemical Corporation, is a major producer of polyurethane intermediates, primarily aniline, with 2001 sales of $192 million.

DuPont will acquire ChemFirst in a cash merger transaction valued at $408 million, with ChemFirst per share value of $29.20. This represents a 28 percent premium to yesterday's closing share price and an 11 percent premium to the six-month average share price for ChemFirst. The acquisition is expected to be about one cent dilutive to DuPont for the first 12 months after the transaction closes due to integration costs. It will be accretive thereafter.

The closing of the transaction is subject to the approval of ChemFirst shareholders and regulatory approval. We expect to close in the fourth quarter of this year.

Our primary objective in acquiring ChemFirst is to strengthen DuPont's electronic and communications technologies growth platform. At the same time, we expect the excellent fit of ChemFirst's aniline business with DuPont's chemical solutions enterprise to add attractive earnings to the equation. Slide two summarizes the overall strategic first - strategic fit of ChemFirst.

Now, I'll first cover the strategic fit with DuPont Electronic Technologies. ChemFirst's strong position in the semiconductor industry will complement DuPont's existing product portfolio and enhance our efforts to develop and commercialize the next-generation of materials for market segments that are expected to grow at double-digit rates. In particular, ChemFirst is a leading manufacturer of photoresist polymers for the current generation of high end, that is, 248 nanometer, semiconductor chips.

In addition to being attractive in its own right, this business would give us access to several technologies critical to the manufacture and commercialization of DuPont's next-generation polymers, which we have spoken to our investors about on numerous occasions, those being our 193 nanometer and 157 nanometer polymers. These markets have a projected forward growth of 13 percent on a compounded annual growth rate.

Second, ChemFirst also has a leading global position in strippers and removers for semiconductor fabrication, which would strengthen our access and relationships with semiconductor manufacturers worldwide. Demand for these materials is projected to grow at 14 percent on a compounded annual growth rate.

And finally, ChemFirst has an emerging position slurries for chemical mechanical planarization, or CMP, which is critical for advanced semiconductors. Use of CMP technology is expected to grow at more than 20 percent on a compounded annual growth rate, as smaller and smaller features are incorporated in semiconductor chips. ChemFirst's CMP technologies and products are complementary to those of DuPont's CMP joint venture with Air Products and will be offered to the joint venture per our agreement with Air Products.

Slide three and four highlight ChemFirst's position in the key electronic material segments that it serves. And I think that you will agree that the fit of ChemFirst with our electronic technologies business is a win-win for both ChemFirst and DuPont.

Now, turning to the chemical side of the acquisition, ChemFirst's chemical operations focus on aniline, which DuPont also produces. Aniline is a key intermediate used to make monomers for rigid polyurethane foam, a mid-performance polymer used mainly in the construction, automotive and appliance industries. Rigid polyurethanes are growing at approximately two times GDP, as they continue to replace metal and wood. ChemFirst's aniline business is quite profitable and a good cash generator.

ChemFirst also produces a family of paluene (ph) based intermediates, which are also sustainably profitable cash generators. By acquiring ChemFirst, DuPont will be able to realize significant synergies in technology, operations and supply chains while also diversifying its customer base.

To conclude, we are excited about the growth in earnings potential inherent in the ChemFirst acquisition. ChemFirst is an excellent fit with two of DuPont's five growth platforms. It provides products and technologies that complement DuPont's future - sorry, current and future presence in fast growing segments within the semiconductor industry, and its chemical intermediates business will add attractive earnings from day one. That concludes my opening remarks. I will now open the floor to questions.

OPERATOR: Thank you. The floor is now open for questions. If you do have a question or comment, please press one followed by four on your touch-tone phones. If you're on a speakerphone, we do ask that you please pick up your handset to minimize any background noise. And if at any point your question has been answered, you may remove yourself from the queue by pressing the pound key.

Our first question is coming from PJ Juvekar (ph) of Salomon Smith Barney.

PJ JUVEKAR (ph), SALOMON SMITH BARNEY: Hi. A question on the aniline. Most of ChemFirst aniline is sold to Byer (ph), so you got one big customer. Is that a significant risk to the business? And then I have another follow-up question.

ANN GUALTIERI: OK. Jeff, maybe you could take that.

JEFFREY COE, VICE PRESIDENT AND GENERAL MANAGER, DUPONT: Yes. I just say that
- this is Jeff Coe. Good afternoon, everyone. Byer (ph) is certainly a major customer of ChemFirst. In fact, at Baytown in Texas where there is similar and, if you will, common assets, that is, where Baytown has both the aniline, which it's ChemFirst, and it has their own manufacturing of MDI on their site. So, we're a tenant on their site.

We're quite confident that the relationship with ChemFirst has and that we will continue will secure us a very good place with them, both, you know, now and long-term. These types of arrangements on chemical intermediates tend to have very long-term contractual arrangements that give us quite a bit of confidence going forward.

ANN GUALTIERI: OK. PJ (ph), you said you had a follow-up question?

PJ JUVEKAR (ph): Yes. Anilin (ph) is nasty stuff. Not environmentally friendly. Given what happened to our friend in St. Louis, what kind of due diligence have you done around their sites?

ANN GUALTIERI: PJ (ph), I can tell you that we have done expensive due diligence on environmental liabilities. Our safety, health and environmental folks have been all over this. We are very comfortable. ChemFirst has run a first-class operation. We're very comfortable with that whole side of things.

PJ JUVEKAR (ph): Have you gone in and done any soil dusting or water sampling around the plant?

ANN GUALTIERI: Yes. Next question?

OPERATOR: Thank you. Our next question is coming from Graham Copely (ph) of Sanford Bernstein (ph).

GRAHAM COPELY (ph), SANFORD BERNSTEIN (ph): Same order as before. I have a question also on the anilin (ph) side. Is it - I want to say long-term supply agreement for the US, is the pricing structure of that agreement also long-term, because we're seeing considerable price pressure right through the polyurethane business.

Either MDI prices are coming into pressure, poly (ph) prices are coming under pressure, so what sort of guarantees do you have that the return structure on the anilin (ph) business is safe given the pressure that your customers are facing with their own products?

JEFFREY COE: Yes, this is Jeff Coe again. It's extremely difficult to talk about the specific arrangements from us to any other party. I will just tell you that in general terms, these types of contracts are, you know, margin based with pass through of abroads (ph) and while it's always a bit more complicated than that, we have a great deal of confidence.

In addition, there will be additional capacity that we'll have from the assets that we're acquiring and we'll be able to do more than sell to buyer. There will be other opportunities, particularly in Asia, where we see some additional growth. So I think while what you say is true, it's also more broad based than buyer individually.

GRAHAM COPELY (ph): OK. Thanks.

OPERATOR: Thank you. Our next question is coming from Sirgay Vasmetzoff (ph) of Lehman Brothers.

SIRGAY VASMETZOFF (ph), LEHMAN BROTHERS: Well, a question about the two parts of the businesses that you acquired and so I guess that like so many other people, we're trying to guess which direction DuPont will be going with that acquisition from the larger side. So you could take I guess one more step, the electronics business or anilin (ph) business.

Which was the driver in the transaction and going forward? Shall we say deal done to compliment already existing businesses on the production side such as electronics, or to get some attractive businesses with high growth rates which might represent chemistry such that DuPont does not have right now?

ANN GUALTIERI: Thank you for the question Sirgay (ph). Clearly the driver on this was the electronics businesses and I think it's an excellent fit with our technologies and as soon as I finish answering your question, I'll let Dave Miller (ph) speak to that as well. And by the way, the chemical intermediate part of the business is a very good earnings and cash generator and it's an attractive part of the acquisition.

In terms of your sort of our broad strategy around acquisitions, I think that this is a good example. It sits very nicely with two of our five growth platforms and I think that you can expect us to be looking for, in fact we are, we have quite a number of things that we're looking at that would tend to fit in particularly with areas like electronics, safety and protection where we see high growth potential. Dave (ph), do you want to speak to kind of your view of ...

DAVE MILLER, VICE PRESIDENT AND GENERAL MANAGER, DUPONT: Yes, sure. Yes, Sirgay (ph), you know, I don't know if you had a chance to listen on the May conference call we had with investors about electronic strategy, but basically this fits extremely well. We have a very strong intent to go into IT fabrications. Kelly (ph) and Mike (ph) have put together a first rate operation, great technology, great products, great customer contacts.

We do a lot of due diligence on all three of those incidentally and we're very impressed and it just fits very well. The CMP (ph) piece obviously fits best with the joint venture of their product, but it's a great market. They have great products and we think we do as well in the air (ph) products joint venture and we think those are going to fit nicely. The ChemFirst (ph) electronic material is formerly TriQuest, how immerse or IT photoresist (ph).

You guys have heard us talk for quite a while now about our 157 technologies, a pleural (ph) polymer-based technology for the next generation of IT photo-resist. Putting that technology together with the ChemFirst (ph) operations, it fits very well, high pure (ph) manufacturing capability they have and other technologies, put those together and it gives us a route for market. It fits very well. The strippers remover is an interesting business.

We're not in that now, but we have a whole bunch of technologies that we think are going to be very enabling for that. Specifically, as you look going forward, I think the industry is pretty well reliance on the semi-con roadmap that floor palmars (ph) are going to be an integral part of next generation photo-resist. As you think about floor palmars (ph) in the pot, that's obviously a core capability of ours and strippers removers are all about cleaning the IT going the manufacturing process.

So who better than the pot to bring technology to clean floor palmars (ph) all through this chip through the manufacturing process. And also, I just want to add, the strippers removers business is a great route to market further technologies we have in the pipeline, you know, that we've talked about over the months and years. So it fits extremely well.

We're extremely excited about electronic technologies about this because it fills a couple of key gaps in our strategy and again, as we went through and talked to Mike (ph) and his team telling their team, first-rate people. We are very impressed with the team they've got and just looking forward to get in all of this.

ANN GUALTIERI: Thank you. Next question.

OPERATOR: Thank you. Our next question is coming from Bill Young (ph) of Credit Suisse First Boston.

BILLYOUNG (ph), CREDIT SUISSE FIRST BOSTON: Good morning again. Hi Dave.

DAVE MILLER: Hello Bill (ph).

BILL YOUNG (ph): Listen, I asked a question the other day at the analyst's meeting in New York. I got an answer, but I think I must have missed something here. The question was if you knew technology in photo-resist, particularly 157, is really an excellent run like you claim, why are you licensing it out to Romanoff (ph) and I think it was TOK (ph), one of the Japanese players, rather than just commercializing it yourself?

And the answer was, well, we're going to get a good margin on a royalty on this and we don't have to put the assets in place and the other guys already have pretty good access to customers. Well, I'm not sure, I feel like you guys have pretty good access to a lot of the same customers anyhow, but now you're in the photo-resist business.

DAVE MILLER: Well, let's back up.

BILL YOUNG (ph): What am I missing here?

DAVE MILLER: Yes, that's a good question Bill (ph), and it's good clarification part (ph). TOK (ph) and Shipley (ph), two partners with the 157 photo-resist, they make photo-resists. Camphor (ph) photon materials makes polymers that go into photo-resist. So two of their big customers, I'm pretty sure, are TOK (ph) and Shipley Romanoff (ph). So this thing fits even better.

I mean, it's absolutely aligned with that strategy of supplying polymers for this industry and we think that's where our strength is and clearly, that's where ChemFirst's (ph) strength is. So this is not incongruent with what you heard on Friday.

BILL YOUNG (ph): OK. Well, that's a good explanation. I failed to pick up that little difference there.

DAVE MILLER: Yes. And I'm not sure if I understand that. That's a good distinction, so thanks for pointing that out.

ANN GUALTIERI: Thank you. Next question?

OPERATOR: Thank you. Our next question is coming from Mark Kelly (ph) of Bank of America Securities.

ANN GUALTIERI: Hi Mark (ph).

MARK KELLY (ph), BANK OF AMERICA SECURITIES: Once again, a couple of questions. I'm not that familiar with ChemFirst's (ph) historical performance. Can you guys tell me what your peak EBITDA was in this business and kind of what a mid-cycle EBITDA was in - now of course, I'm talking about the ChemFirst (ph) electronics side.

ANN GUALTIERI: OK. I will turn that question over to I don't know, Mike (ph) or Kelly (ph)? Which one of you would prefer to answer that?

MARK KELLY (ph): The (INAUDIBLE) sales and peak EBITDA I guess is what I am really after here.

KELLY WILLIAMS (ph), CHAIRMAN AND CEO, CHEMFIRST (ph): I'm afraid I don't have that in front of me Mark (ph). The cycle we've seen in the last couple of years, of course, is not different from other electronic chemical suppliers. We saw a - we had very nice revenues and margins in 2000. That was probably our peak year in this business.

2001 was clearly a down year for the industry and us a well, but sustained very smart pickup in revenues and margins this year, principally in our remover business where we have picked up a very nice market share in the far east, particularly in Taiwan with the major boundaries in that area.

So we've seen basically the demand for removers flat or only increasing modestly in other regions of the world. With this market share pickup in Taiwan, our remover business has been growing quite strongly this year.

MARK KELLY (ph): OK. But you report results this way so I can go back and look it up on my own if I want too?

KELLY WILLIAMS (ph): Well, actually the results aren't precisely like you see them here. We group along with our electronic chemical revenues and business, our specialty, not the (ph) Tie Wing (ph) specialty business that's out of Paskadula (ph). So there are some revenues and margins included in our financial reporting and SEC reports that are different.

MARK KELLY (ph): OK. Well, maybe I'll look at the changes. The second question I had is ...

DAVE MILLER: Can I - I apologize. This is Dave Miller. Can I add one other comment to Mike's (ph)? You know, looking for peak EBITDA and all that, I think implies this is maybe a cyclical business or a mature business. These are growth businesses.

These things are growing at a very strong rate, double digit - double digit rate, and 2001's clearly the peak as Mike (ph) pointed out, but I would also like to point out the industry dropped almost 30 percent during that time and these businesses dropped half that amount. So these are very strong growth businesses and not ones where you're looking for the cyclicality.

Obviously, there's some psych (ph) to (INAUDIBLE) electronics, but the point there is these are growth businesses, not mature - not mature businesses on the electronics side.

ANN GUALTIERI: Good point.

MARK KELLY (ph): OK. My second question is can you be more specific as to what is your offering in the CMP (ph) area? Just what is it that you do?

ANN GUALTIERI: I think either Dave or Mike (ph) should probably take that question.

DAVE MILLER: Mike (ph), you want me to take that one?

MIKE (ph): Yes, please.

DAVE MILLER: Yes. You know, if you look at this industry, you've got Cabot
(ph) the leader ...

MARK KELLY (ph): Right.

DAVE MILLER: ... who makes slurries (ph) for chemical mechanical planterization (ph). And there's some other relatively large players, Hatachi
(ph), Rodell (ph), and then there's a lot of people who really want to be in this and DuPont Air (ph) Products is one of those and ChemFirst (ph) is one of those. As we look at this, we have a whole host of technologies in both these areas. You know, there are Oxsi (ph) slurries and Tungsten (ph) slurries and STI, which are shallow trench isolations slurries that they have. And then on the air product side, joint venture with them, we have Oxide (ph) , we have copper.

We announced a license with Motorola on a copper technology. So these things fit together extremely well. Eventually what we actually sell today, the sales today are not large. I mean millions of dollars, mostly in oxides (ph), but with a lot of good potential to grow in these other areas.

This is a very , kind of a new growth initiative if you will, but a great market. 20 plus percent growth rate, good profitability and something where we think we can really bring something to bear.

UNKNOWN FEMALE #1: And Mark (ph), just to add to that. As you look at the electronic related businesses that Chem First has, there are two that are, you know, they are leading suppliers. And that's photo resist and strippers and removers. And then the ...

UNKNOWN MALE #2: ... and polymers per Bill Young's earlier classification.

UNKNOWN FEMALE #1: And then CMP is more emerging position that they have, but again as Dave (ph) just outlined it is very complementary with us and with RJV with their products.

UNKNOWN MALE #2: That's very helpful. And one last question, as I calculate the total purchase price of this acquisition 3/4 I guess there would be three elements. What you are paying for the stock, assumption of debt, and then what if any do I have to add for let's say options outstanding which are now of course in the money, your change of control that sort of thing. Is that a material addition to the overall total consideration paid?

UNKNOWN FEMALE #1: As far as debt is concerned, Chem First has a positive net cash position.

UNKNOWN MALE #2: OK.

UNKNOWN FEMALE #1: So that's really if anything 3/4 I want go there. Basically what we are paying is $408 million and in terms of change of control and so forth , we are not prepared to speak to that, but it would not be a material issue. And it certainly is included in what we've already said about our expectations about roughly a penny diluted in the first 12 months and accretive thereafter.

UNKNOWN MALE #2: OK thank you.

UNKNOWN FEMALE #1: I think we have time for just one more question.

OPERATOR: Thank you our final question is coming from Leslie Ravage (ph) of Morgan Stanley.

LESLIE RAVAGE (ph), MORGAN STANLEY: I was hoping you were going to miss me, because Bill Young (ph) asked mine. But I just want to say hello Dave (ph) , how is that golf game?

UNKNOWN MALE #1: My golf handicap has gone way up, Les (ph), since I got this job.

UNKNOWN FEMALE #1: In that case, I think we have time for another question. Next question.

OPERATOR: Thank you our next question is coming from John Theis (ph), of Gratham Mayo (ph).

JOHN THEIS (ph), GRATHAM MAYO (ph): Actually you response to Mark Dulley's
(ph) question on CMP, clarified a number of things. But while I am at it, I would love to congratulate Kelly and Mike for 3/4 what a long way they have come in the 30 years I've been watching the company. Best to you.

UNKNOWN MALE #1: Best to you, John.

UNKNOWN FEMALE #1: Thank you.

OPERATOR: Yes ma'am. Our next question is coming from John Roberts (ph) of Buckingham Research.

JOHN ROBERTS (ph), BUCKINGHAM RESEARCH: Thank you very much. Dave, do you have an agreement with Air Products to fold the CMP business into the joint venture, and does Motorola have the option to pull its technology out of the joint venture if you (INAUDIBLE) into it.

DAVE MILLER: I can't go into all the legal details of that, John, but we definitely intend to work with our friends at Air Products to see if we can put these together, and we don't anticipate any issues with the technologies and strategies we have in place with either one of them. In fact, (INAUDIBLE) we see them all as positive synergies.

JOHN ROBERTS (ph): Secondly, embedded TASIS (ph) is a big thrust (ph) for DuPont. Do you have any opinion on ChemFirst PMOD technology in that application?

DAVE MILLER (?): Say that again, John.

JOHN (ph): ChemFirst has a technology called PMOD, P-M-O-D.

DAVE MILLER (?): Yes. Right. There's several technologies inside ChemFirst that we think may be helpful for embedded passes. And clearly, embedded passes are a very large growth area for us. We're bringing many technologies together.

As you know, we're one of the only ones, maybe the only ones in the industry, that have both organic and ceramic technologies in-house. And we think it's critical to marry those two to really do a good job in embedded passes. And as we looked at ChemFirst, they have some technologies, like PMOD and polyanaline and other things, that might be helpful as well. We've got to do some work, John, to really understand how much help they're going to be, but there are definitely interesting avenues to pursue.

JOHN (ph): Thank you.

ANN GUALTIERI: Well, thank you. I thank all of you on the line for your interest. I thank Mike Summerford and Kelley Williams for joining us. I think this is - I'll only speak for DuPont here. This is very exciting for DuPont. This is a great fit, as I think you heard from both Dave and Jeff. We have the utmost respect for ChemFirst as business people. Their businesses are great. We just can't wait to move on with this merger. Kelley, do you have any final remarks that you'd like to make?

J. KELLEY WILLIAMS, CHAIRMAN, CEO, CHEMFIRST: No. Just like to say hi to John. We do go back a long way, and I appreciate your comments, John.

ANN GUALTIERI: Thank you. Have a good day.

OPERATOR: Thank you, ladies and gentlemen, for your participation. This does conclude this afternoon's conference call. You may disconnect your lines at this time, and have a wonderful day.

                                    # # #

     The slides distributed in connection with the conference call held on July 24, 2002 at 12:00 p.m. (EDT) are attached hereto as Exhibit 99.1.

                                    # # #

     The following is the script of a conference call held on July 24, 2002 at 12:45 p.m. (EDT):

CLIFF WEBB: OK. Thank you very much. What we would like to do now, is to transition into your questions if you have those on the acquisition of ChemFirst, Inc.

I'm going to be joined in this call with Dave Miller (ph) our Vice President and General Manager of DuPont Electronic Technologies business located in Research Triangle Park, Jeff Coe, Vice- President and General of DuPont Chemical Solutions Enterprise is here with us.

And joining us on the line from Jackson Mississippi are Kelly Williams (ph), Chairman and CEO of ChemFirst and Mike Summerford (ph), President and Chief Operating Officer of ChemFirst.

We addressed the strategic direction that we were pursuing in this acquisition in a call with investors and I trust that most of you had an opportunity to hear that. If not we will be happy to review those in questions that you may have at this point in time.

As our beginning, we would like tern to Kelly Williams (ph), who would like to make a brief opening statement and then we will be happy to take your questions. Kelly?

KELLY WILLIAMS (ph), CHAIRMAN/CEO, CHEMFIRST: Thank you. Following the investors call, my wife Jean (ph) called me to say that I missed my chance at the end of the investors call to say something nice about DuPont.

I intend to do that now. And I appreciate this chance to make some comments about the transaction from our point of view. We believe that DuPont offer of
29.20 per share is a good and fair deal for our shareholders and we also think it's good for our employees, our customers, and the communities where we have a company present.

I would like to make a few comments about the effect on shareholders first. The price of $29.20 is 28 percent above Monday's pre-announcement closing and is 99 percent of our all time high. And this looks pretty good in the worst market that we are now experiencing in years, where the Dow Jones is off 34 percent from it's high and the NASDAQ is off 75 percent and the S&P 500 is off 47 percent. Our peers are well off their highs too, some over 60 percent.

So this is a fair price that reflects current conditions and discounts future growth and risks. And very importantly, the currency in this transaction is cash. As a liquidity event for shareholders, the timing could not be better.

As for our employees, our business compliments DuPont's businesses as expressed on the investor call. DuPont intends to grow these business so there should be a career and growth opportunities for our people with DuPont which has tremendous resources to sustain and drive growth.

We expect that most of our employees will keep their jobs since they will be needed to run the businesses. There will be severance payments for those who do loose their jobs due to the transaction.

I appreciate the loyalty and integrity and creativity and good work of all of our employees. They deserve a good company and they are getting one of the best. And most our employees are also shareholders and will also benefit as shareholders from the transactions.


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                                                                            12

As to our customers, DuPont is well known to our customers and enjoys a premiere reputation for quality, reliability, innovation, safety, environmental awareness, and competitiveness. We know that our customers will have a natural concern about the transition of this transaction and they expect it to go smoothly with no disruptions.

DuPont is, of course, very experienced in such matters and they have conducted extensive and from my point of view, exhaustive due diligence of all of our operations.

They know what we have and what needs to be done for a smooth transition. And I expect it to be routine.

The effect on the communities where we have a presence - DuPont is a good corporate citizen, as we pride (ph) to be. I expect DuPont will continue to be involved in and supportive of the communities where we have a presence.

Our company was the first company chartered in Mississippi to be listed on the New York Stock Exchange and to be included in the S&P 500. It had the highest total return to shareholders of all listed U.S. companies in the decade of the '70s. And it had generated a compound annual return to investors of 12.4 percent since it was founded 45 years ago to help promote business and industry in Mississippi. This compares to returns of 8.1 percent for the S&P 500 and 7.4 percent for the Dow over the same period. Not bad in most any league.

I'm proud of what all of us who've worked at First Mississippi and ChemFirst, and I'm confident that DuPont will be a good steward of the businesses that we've built, that we're excited about the transaction (ph).

Thank you.

CLIFF WEBB: Thank you, Mr. Williams. In some of our previous discussions, and certainly over the coverage that we've had since we announced yesterday afternoon at 4:00, there are absolute strategic advantages in this deal in our electronics and chemicals businesses. We're expanding growth in our electronic technologies, and certainly our scope of offerings in chemical intermediates (INAUDIBLE) good fit with us and our goals to - for sustainable growth in this company.

At this point in time we'd be happy to answer your specific questions concerning the announcement.

OPERATOR: Once again, ladies and gentlemen, the floor is open for questions. If you do have a question or comment, please press one, followed by four, on your touch-tone phone. If you're on a speakerphone, we do ask that you please pick up your handset to minimize any background noise. And if at any point your question has been answered, you may remove yourself from the queue by pressing the pound key.

Our first question is coming from David Hunter (ph) of Chemical Week.

DAVID HUNTER (ph), CHEMICAL WEEK: Good afternoon, gentlemen and ladies. A question - in the analysts' call, there was reference to ChemFirst having (ph) technology for, obviously, Resist (ph), but also DuPont having technology for 157 (ph), but there was some reference was there (ph) to DuPont having technology for 193 (ph). Could someone clarify that, please ...

UNKNOWN MALE #2:... please?

UNKNOWN MALE #3: Yeah. The 248 (ph) is an acrylic-based polymer system. 157
(ph), we believe, is going to be a floor-palmer (ph) based system. The 193
(ph), the first generation will be acrylic, and fits very well with ChemFirst's skills. Second generation is not as clear.

So ChemFirst is working on 193 (ph) from an acrylic point of view. We're working 193 (ph) from a floor-palmer (ph) point of view. And clearly, DuPont has a lot of acrylic technology in the company, and we think we can certainly be supportive of, you know, their acrylic approach as well. So we think we've got it pretty well - what's the word - knocked out.

CLIFF WEBB: Good deal, Dave (ph). Thanks. Next question?

OPERATOR: Thank you. Our next question is coming from John Cardoza (ph) of Chesapeake Partners.

JOHN CARDOZA (ph), CHESAPEAKE PARTNERS: Hi, guys. Congratulations, first, on the transaction.

Just wanted to get a sense if there's any provisions in the agreement for a walk-away or a market out - you know, were ChemFirst's shares to fall, or the market to fall precipitously.

ANN GUALTIERI: This is Ann Gualtieri. John (ph), there is not. This is very straightforward. We're paying $408 million for ChemFirst and there aren't any of those sorts of provisions.

JOHN CARDOZA (ph): OK, thank you very much.

ANN GUALTIERI: Thank you.

CLIFF WEBB: Next question please.

OPERATOR: Thank you.

Our next question is coming from Alex Tullo (ph) of Chemical & Engineering.

ALEX TULLO (ph), CHEMICAL & ENGINEERING: ChemFirst (ph) is mentioned quite prominently. The possibility of an analin (ph) expansion, I guess, about 250 million pounds in 2004 to 2005, is that less likely now under DuPont?

UNKNOWN MALE #2: Let me ask that one to go to Kim (ph) first, either Kelly
(ph) or Mike (ph) please.

MIKE SUMMERFORD (ph): This is Mike Summerford (ph).

The expansion you're referring is one we have discussed at our facility in Baytown, Texas.

ALEX TULLO (ph): Yes.

MIKE SUMMERFORD (ph): This is the facility where we are sited at our customer's site, Barr (ph), in Baytown. The initial plant we built in Baytown was designed for 250 million pounds but it was engineered for an add-on 250 million pounds when demand was such that was to Barr's (ph) benefit and our benefit to do that.

We have no specific plans on the timing of that at this point and certainly it will be in DuPont's court once this transaction is completed to work with Barr
(ph) on that.

ALEX TULLO (ph): OK. Thanks so much Mike (ph).

CLIFF WEBB: Next question.

OPERATOR: Once again ladies and gentlemen, for any further questions or comments, please press one, followed by four on your touch-tone phone.

We do have a follow-up question coming from David Hunter of Chemical Week.

DAVID HUNTER (ph): Yes I have a question about the nitrile-toluene derivative business.

Could DuPont say something about your plans to develop this business? I mean it's been with ChemFirst (ph) for a long time, sort of nice add-on to the analin (ph) in Tuscadoola (ph) but does this really - this is not exactly a very - there's not much growth in this business and the margin's not been so great in recent years. Does DuPont intend to shut this down or how would you develop it?

UNKNOWN MALE #2: Jeff (ph), would you answer that one please?

JEFF (ph): You know we're very familiar having done an extensive due diligence on ChemFirst (ph) assets and we have a pretty good understanding of what it is we're acquiring. We're confident that it is already a very profitable cash generation business and let me be perfectly clear, we intend to run that business in the future and we believe it can be a positive cash generator and a contributor to the bottom line for many years to come.

They have strong positions in most of the nitrile-toluene derivative arena. They have good customer base and quite frankly I think it's a great add-on to the chemical solutions enterprise operations that we have already.

CLIFF WEBB: And we can take one more question please.

OPERATOR: If there are any further questions, please press one, followed by four on your touch- tone phones at this time.

We do have a follow-up question coming from David Hunter of Chemical Week.

DAVID HUNTER: If I could ask one more question.

Could you give some guidance about how the 86 million in ChemFirst (ph) electronic materials revenue separates out between EKC and the old Tri-Quest
(ph) business because I'm taking it that the CMP business at this point is just at best a couple of million.

ANN GUALTIERI: This is Ann Gualtieri with Investor Relations at DuPont.

I don't know that ChemFirst has publicly disclosed that. I would like to turn that over, probably, to Mike (ph).

MIKE SUMMERFORD (ph): Thanks Ann.

That is the case. We have not broken out those revenues and would not think that's appropriate now.

ANN GUALTIERI: Right.

DAVID HUNTER (ph): OK. Thanks to both of you.

UNKNOWN MALE #2: I'll conclude our call here by saying that for the balance of the afternoon, if there are questions on earnings I'm certainly available to follow up on that with you and my colleague, Irv Lipp (ph), here for DuPont is available to answer your questions on the acquisition of ChemFirst.

So thank you so much for participating in today's call.

OPERATOR: Thank you ladies and gentlemen for your participation. This does conclude this afternoon's teleconference. You may disconnect your lines at this time and have a wonderful day.

                                    # # #

     ChemFirst, Inc., will file a proxy statement and other documents regarding the proposed merger described in this press release with the U.S. Securities and Exchange Commission (SEC). Investors and security holders are urged to read the proxy statement when it becomes available, because it will contain important information about ChemFirst, the proposed transaction and related matters. A definitive proxy statement will be sent to security holders of ChemFirst seeking their approval of the transaction. Investors and security holders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by ChemFirst and DuPont with the SEC at the SEC's web site at www.sec.gov.

     ChemFirst, DuPont and their respective directors, executive officers and certain members of management and other employees may be deemed to be participants in the solicitation of proxies of ChemFirst shareholders to approve the proposed merger. Such individuals may have interests in the merger, including as a result of holding options or shares of ChemFirst stock. A detailed list of the names, affiliations and interests of the participants in the solicitation will be contained in the proxy statement that will be filed by ChemFirst with the SEC.

     The definitive proxy statement (when available) and other related SEC documents may also be obtained free of cost by directing a request to the following investor relations contacts:

Ann K. M. Gualtieri
DuPont Vice President
Investor Relations
(302) 774-0583

James L. McArthur
Secretary, Manager, Investor Relations
ChemFirst, Inc.
(601) 949-0213